EXHIBIT 99.1

Urban Hydroponics, Inc. Announces The 2012, 2013, And 2014 Audited Financials For BC Northern Lights Enterprises, Ltd. And Urban Cultivator, Inc., Companies With Which It Expects to Merge

October 20, 2015 - Urban Hydroponics, Inc., a publicly traded Nevada corporation (OTCQB: URHY), is pleased to announce the audited financials of BC Northern Lights Enterprises, Ltd. and Urban Cultivator, Inc., related British Columbia private companies, for the fiscal years ended October 31, 2012, 2013, and 2014. Urban Hydroponics has signed a binding agreement with BC Northern Lights and Urban Cultivator pursuant to which BC Northern Lights and Urban Cultivator, subject to certain conditions being met, will merge with Urban Hydroponics.

Urban Cultivator reported sales growth of almost 300% from $190,497 in fiscal year 2012 to $742,352 in fiscal year 2014 (all numbers are in US dollars) and reported a net loss of $1,087,322 in fiscal year 2014.

BC Northern Lights reported sales growth of over 20% from $1,763,201 in fiscal year 2012 to $2,121,544 in fiscal year 2014. During this period, net income of BC Northern Lights grew from $51,427 to $240,274.

On a combined basis, total revenues for fiscal year 2014 for Urban Cultivator and BC Northern Lights were $2,863,896.

“Now that the audit for 2012, 2013 and 2014 has been completed, we are one step closer to completing our planned merger with Urban Hydroponics,” said Tarren Wolfe, CEO of BC Northern Lights and Urban Cultivator. “By completing the merger, we expect to be able to access the capital markets to continue our next phase of growth. Up until now, our growth has been funded by BC Northern Lights and bridge loans from Urban Hydroponics.”

Urban Cultivator, an industry leader in the indoor gardening industry, sells its indoor growing appliances in 29 countries. The Urban Cultivator Commercial appliances grow flats of fresh greens for restaurants at a fraction of the price of greenhouse-grown greens. The Urban Cultivator Residential -- about the size of a home dishwasher -- gives individuals the freedom to grow their own fresh greens 365 days a year, regardless of climate constraints, and can be installed into any home or commercial kitchen.

BC Northern Lights specializes in the manufacture and sale of hydroponic grow boxes to the medicinal plant market globally. The company has won the High Times STASH award eight times from the marijuana industry’s #1 magazine. Its grow boxes allow anyone to grow large, flowering plants indoors in three different models.

Both companies are positioned exceptionally well to capitalize on the growth of both industries and they expect to see positive growth in 2015 and beyond.

Now that these audits are complete, subject to certain conditions, the merger is expected to move ahead.

Urban Hydroponics, Inc.

Urban Hydroponics, Inc. (formerly known as Placer Del Mar, Ltd.) was incorporated in Nevada on May 13, 2005 for the purpose of mining and mineral exploration. In June 2013 the Company ceased its mining exploration activities to refocus its business objectives on seeking a business combination with a private entity whose business would present an opportunity for the Company's shareholders. Since that time the Company has been a "shell company" as such term is defined under the federal securities laws. Frank Terzo is currently the Company's sole officer and director.

On October 3, 2014, Urban Hydroponics, Inc. signed a binding letter of intent relating to a proposed merger with Urban Cultivator Inc. and B.C. Northern Lights Enterprises Ltd. Pursuant to the terms of the LOI, as subsequently amended, and an earlier non-binding term sheet, URHY has made working capital bridge loans to the Urban Cultivator companies totaling approximately $1,200,000 in anticipation of the closing of the merger.

For further information about proposed merger between URHY and Urban Cultivator/BC Northern Lights, please see URHY's filings with the Securities and Exchange Commission including URHY's current report on Form 8-K filed with the Securities and Exchange Commission on October 28, 2014.

Although expected to close by the end of 2015, Urban Hydroponics, Inc. can make no assurances that the proposed merger with Urban Cultivator and BC Northern Lights will close as planned or be completed at all.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the planned merger with Urban Cultivator Inc., BC Northern Lights Enterprises Ltd., and the related company, W3 Metal Inc., (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's ability or lack thereof to successfully complete its planned merger with, and integrate the operations of Urban Cultivator, Inc., BC Northern Lights, Inc., and W3 Metals, to obtain adequate financing at appropriate pricing, to successfully compete in the Company's markets and to expand the Company's business; lack of product diversification; existing or increased competition, stock volatility and illiquidity; general market and economic conditions; and the Company's ability to implement its business plans or strategies. The Company does not undertake to update these forward-looking statements.

It's a fresh new world - get ready for Urban Cultivator.

For more information on Urban Cultivator, please visit:

urbancultivator.net

twitter.com/urbancultivator

instagram.com/urban.cultivator

facebook.com/urbancultivator

For more information on BC Northern Lights, please visit:

bcnorthernlights.com

facebook.com/bcnorthernlights

Contact:

Broker Relations

Austin Gilbert

Acorn Management Partners LLC.

AGilbert@AcornManagementPartners.com

678-736-5671

Shareholder Relations

Chris Lowe

Shareholders@AcornManagementPartners.com

678-368-4012

Press Relations

Eric Sloan
eric@urbancultivator.net
1-877-352-0490 ext. 118